Exhibit 99.1

           Benihana Inc. Announces Delaware Court of Chancery Upholds
          Company in Suit Brought by Benihana of Tokyo; Court Decision
         Concludes Company Acted on an Informed Basis, In Good Faith and
                        in the Best Interests of Benihana


     MIAMI--(BUSINESS WIRE)--Dec. 9, 2005--Benihana Inc. (NASDAQ:BNHNA and BNHN) today announced that the Delaware Court of Chancery had rejected all claims asserted against the Company and certain of its directors in a suit brought by Benihana of Tokyo, Inc. ("BOT") in connection with the issuance of $20 Million of Benihana's Preferred Stock to BFC Financial Corporation.
     In rejecting BOT's claims, and based on the extensive testimony and other evidence presented at trial, Vice Chancellor Donald F. Parsons Jr., in an 82-page decision found that "the directors who approved the transaction did so on an informed basis, acting in good faith and believing that they were acting in the best interests of Benihana."
     "We are obviously very pleased with the Court's careful and thorough decision, which clearly vindicates the Company's position," said Joel A. Schwartz, CEO and President of Benihana "This has been an expensive, time consuming and distracting litigation, and I hope that going forward the Aoki family and the Trust will join with us in creating value for the Company and all shareholders."
     Mr. Schwartz noted that the Company has already launched, and is beginning to realize the benefits from, an extensive construction and renovation program financed in large part with the proceeds from the issuance of the Preferred Stock.
     BOT had sought to rescind the issuance of the Preferred Stock or, in the alternative, compensatory damages alleging among other things that in approving the transaction the Board acted to entrench itself and for the improper purpose of diluting BOT's voting power.

     About Benihana

     Benihana, now in its 41st year operates 73 restaurants nationwide, including 57 Benihana teppanyaki restaurants, seven Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are eight restaurants - two Benihana teppanyaki restaurants and six RA Sushi restaurants. In addition, a total of 23 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

     Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release, including the litigation commenced by Benihana of Tokyo, Inc.


    CONTACT: Benihana Inc.
             Joel A. Schwartz or Michael R. Burris, 305-593-0770 or
             Corporate Relations:
             Anreder & Company
             Steven Anreder, 212-532-3232